Exhibit 4.3
FORTUNE DIVERSIFIED INDUSTRIES, INC.
2006 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 24, 2006
1.	PURPOSE.

The purpose of the Fortune Diversified Industries, Inc. 2006 Equity Incentive Plan is to link the personal interests of the officers, employees, Directors, and consultants of the Company to those of Company shareholders. The Plan provides such individuals with an incentive for outstanding performance to generate excellent returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of officers, employees, Directors and consultants of the Company, upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

2.	DEFINITIONS.

As used in this Plan,
(a)	“Appreciation Right” means a right granted pursuant to Section 7 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)	“Award” means Restricted Share Units, Performance Units, Option Rights or Appreciation Rights granted to a Participant under this Plan.

(c)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right, which shall never be less than the Market Value per Share on the Date of Grant.

(d)	“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to this Plan, such committee (or subcommittee).

(e)	“Change of Control” has the meaning provided in Section 11 of this Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(g)	“Common Stock” means the shares of common stock of the Company.

(h)	“Company” means Fortune Diversified Industries, Inc., an Indiana corporation and its Subsidiaries.

(i)	“Consultant” means any person, including an advisor, engaged by the Company to render consulting or advisory services and who is compensated for such services.

(j)	“Continuous Service” means that the Participant’s service with the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated.

(k)	“Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(l)	“Date of Grant” means the date specified by the Board on which a grant of Restricted Share Units, Performance Units, Option Rights or Appreciation Rights shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

(m)	“Director” means a member of the Board.

(n)	“Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o)	“Employee” means any person employed by the Company (as defined in accordance with Section 3401(c) of the Code). Service as a Director or payment of a director’s fee by the Company for such service shall not be sufficient to constitute “employment” by the Company.

(p)	“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the Award granted.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(r)	“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 7 of this Plan that is not granted in tandem with an Option Right.

(s)	“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code.

(t)	“Market Value per Share” means, as of any particular date, the fair market value of a share of Common Stock, which shall be the closing sales price as quoted on the established securities market on which the Company’s Common Stock is readily tradable, which is currently the American Stock Exchange, on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. In the absence of an established securities market on which the Company’s Common Stock is readily tradable, the Market Value per Share shall be determined by the Board by the reasonable application of a reasonable valuation method which meets standards set forth in Section 409A of the Code.

(u)	“Non-Employee Director” means a director who is not currently an employee of the Company, does not receive compensation, either directly or indirectly, from the Company, for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)	“Optionee” means the Participant named in an Evidence of Award evidencing an outstanding Option Right.

(x)	“Option Price” means the purchase price payable on exercise of an Option Right, which shall never be less than Market Value per Share as of the Date of Grant.

(y)	“Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 6 of this Plan.

(z)	“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an Employee of the Company, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director or Consultant who receives an Award; provided that with respect to a Consultant, (i) such individual must be a natural person, (ii) such individual must provide bona fide services to the Company, and (iii) such services may not be in connection with the offer or sale of securities in a capital-raising transaction and may not directly or indirectly promote or maintain a market for the Company’s securities.

(aa)	“Performance Criteria” means the following performance criteria used to establish the measurable performance goals for Participants who have received grants of Restricted Share Units, Performance Units, Option Rights or Appreciation Rights pursuant to this Plan: operating and maintenance expense targets; customer satisfaction; safety; and financial goals including, but not limited to, absolute or relative (i.e. in relation to a peer group of companies) total shareholder return, return on equity, debt to equity ratio, investment performance, revenues, sales, net income, operating income (with or without investment income or income taxes), cash flow, margin, earnings before any or all of interest, taxes, depreciation and amortization, return on assets, earnings per share and/or growth thereof, or total capital, equity or net worth of the Company, any of its subsidiaries, divisions, business units or other areas of the Company. Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company in which the Participant is employed. The Performance Criteria may be made relative to the performance of other corporations. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria unsuitable, the Board may in its discretion modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

(bb)	“Performance Period” means, in respect of a Performance Unit, a period of time established pursuant to Section 5 of this Plan within which the Performance Criteria relating to such Performance Unit are to be achieved.

(cc)	“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 5 of this Plan.

(dd)	“Plan” means this Fortune Diversified Industries, Inc. 2006 Equity Incentive Plan.

(ee)	“Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions under Section 4 of this Plan.

(ff)	“Restricted Share Units” means an Award of Common Stock to a Participant made pursuant to and subject to the restrictions set forth in Section 4 of this Plan, which gives the Participant the right to receive shares of Common Stock at the end of a specified Restriction Period.

(gg)	“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

(hh)	“Subsidiary” means any entity where the Company owns or controls, directly or indirectly, over 50% of the Voting Power.

(ii)	“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 7 of this Plan that is granted in tandem with an Option Right.

(jj)	“Ten Percent Employee” means an employee of the Company who owns Common Stock possessing more than 10% of the total combined Voting Power of all classes of stock of the Company.

(kk)	“Voting Power” means at any time the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.
3.	SHARES AVAILABLE UNDER THIS PLAN.
(a)	The number of shares of Common Stock that may be issued or transferred (i) as Restricted Share Units, (ii) in payment of Performance Units that have been earned or (iii) upon the exercise of Option Rights or Appreciation Rights, with respect to Awards made under this Plan shall not exceed in the aggregate 1,000,000 shares of Common Stock and the number of shares of Common Stock that may be issued or transferred as Incentive Stock Options shall not exceed in the aggregate 250,000 shares of Common Stock, all subject to adjustments as provided in Section 3(b) and Section 10 of this Plan.

(b)	The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to Awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any Award granted under this Plan, any shares that were covered by that Award shall again be available for issue or transfer hereunder.

(c)	The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
4.	RESTRICTED SHARE UNITS.

The Board may authorize the granting or sale of Restricted Share Units to Participants. Each Restricted Share Unit Award shall be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board shall determine. The terms and conditions of Restricted Share Unit agreements may change from time to time, and the terms and conditions of separate agreements need not be identical; provided, however, that each agreement may include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(a)	each grant shall specify the number of Restricted Share Units to which it pertains;

(b)	each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant;

(c)	each such grant or sale shall be subject to a Restriction Period, as determined by the Board at the Date of Grant, and the Board may impose such restrictions or conditions to the vesting of the Restricted Share Unit as it deems appropriate including, without limitation Performance Criteria, and may provide for the lapse or other modification of such Restriction Period in the event of a Change of Control;

(d)	during the Restriction Period, the Participant shall have no right to transfer, pledge, encumber or otherwise dispose of any Restricted Share Units or any rights under his or her Award and, unless otherwise stated in the agreement, shall have no rights of ownership in the Restricted Share Units, no rights to dividends on the Restricted Share Units and shall have no right to vote them;

(e)	each grant or sale of Restricted Share Units shall be evidenced by an Evidence of Award and shall contain such terms and provisions, consistent with this Plan, as the Board may approve; and

(f)	a Restricted Share Unit award may be settled by the delivery of cash, shares of Common Stock, or both;

(g)	at the time of the grant of a Restricted Share Unit award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of cash or shares of Common Stock subject to a Restricted Share Unit award after the vesting of such Award;

(h)	if set forth in the agreement, dividend equivalents may be credited in respect of Restricted Share Units, as the Board deems appropriate, which dividend equivalents may be converted into additional Restricted Share Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of Restricted Share Units then credited by (2) the Market Value per Share of Common Stock on the payment date for such dividend; and

(i)	except as otherwise provided in the applicable Award agreement, Restricted Share Units that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.
5.	PERFORMANCE UNITS.

The Board may authorize the granting of Performance Units that will become payable to a Participant upon achievement of specified Performance Criteria. Each Performance Unit Award shall be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board shall determine. The terms and conditions of Performance Unit agreements may change from time to time, and the terms and conditions of separate agreements need not be identical; provided, however, that each agreement may include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(a)	each grant shall specify the number of Performance Units to which it pertains;

(b)	the Performance Period with respect to each Performance Unit shall be such period of time as shall be determined by the Board on the Date of Grant;

(c)	any grant of Performance Units shall specify Performance Criteria which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Performance Criteria a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Criteria;

(d)	during the Performance Period, the Participant shall have no right to transfer, pledge, encumber or otherwise dispose of any rights under his or her Award and shall have no rights as a shareholder;

(e)	each grant shall specify the time and manner of payment of Performance Units that have been earned and may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock (by converting the cash into shares of Common Stock using the Market Value per Share on the payment date) or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives;

(f)	any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant;

(g)	each grant of Performance Units shall be evidenced by an Evidence of Award and shall contain such other terms and provisions, consistent with this Plan, as the Board may approve;

(h)	at the time of the grant of Performance Units awards, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to Performance Units award after the vesting of such award;

(i)	dividend equivalents may be credited in respect of Performance Units, as the Board deems appropriate, which dividend equivalents may be converted into additional Performance Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of Performance Units then credited by (2) the Market Value per Share of Common Stock on the payment date for such dividend; and

(j)	except as otherwise provided in the applicable Award agreement, Performance Units that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.
6.	OPTION RIGHTS

The Board may authorize the granting to Participants of Option Rights. Each Option Right Award shall be evidenced by an Evidence of Award, which shall contain such terms and conditions as the Board shall determine. The terms and conditions of Option Right agreements may change from time to time, and the terms and conditions of separate agreements need not be identical; provided, however, that each agreement may include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(a)	each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in this Plan;

(b)	each grant shall specify an Option Price per share; provided that the Option Price of an Incentive Stock Option may not be less than 100% of the Market Value per Share on the Date of Grant, except that with respect to Incentive Stock Options issued to a

Ten Percent Employee, the Option Price of an Incentive Stock Option may not be less than 110% of the Market Value per Share on the Date of Grant;

(c)	each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) in such other form of consideration as is deemed acceptable by the Board;

(d)	to the extent permitted by law, any grant may provide for payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates;

(e)	successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised;

(f)	each grant shall specify the period or periods of Continuous Service by the Optionee with the Company, if any, that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control; provided an Incentive Stock Option shall be exercisable in any calendar year only to the extent the aggregate Market Value with respect to which Incentive Stock Options exercisable for the first time during the calendar year does not exceed $100,000;

(g)	any grant of Option Rights may specify Performance Criteria that must be achieved as a condition to the exercise of such rights;

(h)	Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing but Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under the Code;

(i)	in the event of the termination of Continuous Service of a holder of any such Option Rights, the then outstanding Options Rights of such holder shall be exercisable in accordance with the terms and provisions of the agreement executed by the Participant and the Company evidencing the grant of such Option Rights and if there are no such terms and conditions in the agreement the Option Rights will be forfeited upon the Participant’s termination of Continuous Service for any reason;

(j)	the exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 7 of this Plan;

(k)	no Option Right shall be exercisable more than 10 years from the Date of Grant (five years with respect to Incentive Stock Options granted to a Ten Percent Employee);

(l)	the Board reserves the discretion after the Date of Grant to provide, to the extent permitted by applicable law, for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; or (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price; and

(m)	each grant of Option Rights shall be evidenced by an Evidence of Award and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

7.	SARS
(a)	The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)	Each Appreciation Rights Award shall be evidenced by an Evidence of Award which shall contain such terms and conditions as the Board shall determine. The terms and conditions of the Appreciation Rights agreement may change from time to time, and the terms and conditions of separate agreements need not be identical; provided, however, that each agreement may include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
i.	any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives;

ii.	any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant;

iii.	any grant may specify waiting periods before exercise and permissible exercise dates or periods;

iv.	any grant may specify that such Appreciation Right may be exercised only in certain events, or earlier in the event of, a Change of Control;

v.	any grant of Appreciation Rights may specify Performance Criteria that must be achieved as a condition of the exercise of such Appreciation Rights;

vi.	except as otherwise provided in the applicable Award agreement, Appreciation Rights will be forfeited upon the Participant’s termination of Continuous Service for any reason; and

vii.	each grant of Appreciation Rights shall be evidenced by an Evidence of Award, which Evidence of Award shall describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.
(c)	Any grant of Tandem Appreciation Rights shall provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d)	Regarding Free-Standing Appreciation Rights only:

i.	each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

ii.	successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

iii.	no Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
8.	AWARDS TO NON-EMPLOYEE DIRECTORS AND CONSULTANTS.

The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units, Performance Units, Option Rights (other than Incentive Stock Options) or Appreciation Rights to Non-Employee Directors and Consultants.
(a)	each grant of Option Rights awarded pursuant to this Section 8 shall be upon terms and conditions consistent with Section 6 of this Plan. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:
i.	if a Non-Employee Director subsequently becomes an employee of the Company while remaining a member of the Board, any Option Rights held under this Plan by such individual at the time of such commencement of employment shall not be affected thereby; and

ii.	Option Rights may be exercised by a Non-Employee Director only upon payment to the Company in full of the Option Price of the shares of Common Stock to be delivered, which shall be made in cash or in shares of Common Stock or in a combination of cash and such shares of Common Stock or in such other manner approved by the Board.
(b)	each grant of Restricted Share Units and Performance Units pursuant to this Section 8 shall be upon terms and conditions consistent with Section 4 and Section 5 of this Plan, respectively;

(c)	at the discretion of the Board, Non-Employee Directors, pursuant to this Section 8, may be awarded, or may be permitted to elect to receive pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Stock in lieu of cash; and

(d)	a Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a person, or because of any other rule governing the use of Form S-8.
9.	TRANSFERABILITY.
(a)	Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or, except with respect to an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act). Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b)	The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the termination of the Restriction Period applicable to Restricted Share Units, upon payment under any grant of Performance Units, upon the exercise of Option Rights or Appreciation Rights or (ii) no longer subject to the risk of forfeiture and restrictions on transfer referred to in Sections 4 and 6 of this Plan, shall be subject to further restrictions on transfer.
10.	ADJUSTMENTS.
(a)	The Board may make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Awards granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(b)	Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide for the treatment of Awards in any manner it deems appropriate, including substituting for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced.
11.	CHANGE OF CONTROL.

For purposes of this Plan, except as may be otherwise prescribed by the Board at any time, a “Change of Control” shall mean if at any time any of the following events shall have occurred:
(a)	the Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined Voting Power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such transaction.

(b)	the Company sells or otherwise transfers all or substantially all of its assets to any other corporation (other than a subsidiary) or other legal person, and less than a majority of the combined Voting Power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such sale or transfer;

(c)	if any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner”(as such term is defined in Rule 13d 3 promulgated under the Exchange Act) (other than the Company, any director or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities; or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
12.	FRACTIONAL SHARES.

The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.
13.	WITHHOLDING TAXES.

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

As an element or supplement to any award granted under the Plan, the Board may also make a cash payment, including tax offset cash payment to assist Participants in paying taxing incurred as a result of participation in the Plan, on such terms and conditions as determined by the Board.
14.	ADMINISTRATION OF THIS PLAN.
(a)	This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Directors appointed by the Board. The committee may consist solely of two or more outside directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the committee may delegate to a committee of one or more members of the Board the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) not then subject to Section 16 of the Exchange Act.

(b)	A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.

(c)	The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.
15.	AMENDMENTS, MISCELLANEOUS, ETC.
(a)	The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or applicable self regulatory organization to which the Company subscribes shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

(b)	The Board may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferred amounts. Any such deferral arrangements shall be in compliance with Section 409A of the Code.

(c)	The Board may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company to the Participant.

(d)	If permitted by Section 409A of the Code, in case of termination of employment or, if the Participant is a Non-Employee Director, termination of service on the Board by reason of death, Disability or normal or early retirement, or in the case of unforeseeable emergency or other circumstances of a Participant who holds a Restricted Share Unit as to which the Restriction Period has not been completed, or any Performance Units which have not been fully earned, or an Option Right or Appreciation Right not immediately exercisable in full, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 13(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Restriction Period will end or the time at which such Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate, or accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such risk of forfeiture or prohibition or restriction on transfer will lapse or may waive any other limitation or requirement under any such Award.

(e)	This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company, nor shall it be construed as a contract of employment or otherwise interfere in any way with any right the Company would otherwise have to terminate such Participant’s at-will employment or other service at any time.

(f)	To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

(g)	Any grant or sale, as applicable, of an Award may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by a repurchase right or right of first refusal in favor of the Company upon the occurrences of certain specified events.

(h)	Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company in the capacity in effect at the time the Award was granted or shall affect the right of the Company to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state in which the Company is incorporated, as the case may be.

(i)	The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award agreement shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company.

(j)	Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(k)	To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(l)	No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(m)	The expenses of administering the Plan shall be borne by the Company.
16.	TERMINATION.
(a)	No grant shall be made under this Plan more than 10 years after the date on which this Plan is first adopted by the Board, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

(b)	This Plan may be wholly or partially suspended or terminated at any time or from time to time by the Board. Except as expressly permitted by the terms of this Plan, neither the suspension nor termination of this Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any grant theretofore granted. No grant may be made during any period of suspension or after termination of this Plan.
17.	COMPLIANCE WITH REGULATORY COMMISSIONS AND THE CODE.

The obligation of the Company to make payment of awards in stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Common Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption and the Company shall be relieved from any liability for failure to issue and sell Common Stock upon vesting of such Awards unless and until such authority is obtained.

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. The Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of participants).

Notwithstanding anything herein or in any Evidence of Award to the contrary, any payment required to be made to a Participant hereunder shall be made in a lump sum within the period permitted for such payment to be a short term deferral under Section 409A of the Code, unless such payment is properly deferred by the Participant. Notwithstanding the foregoing, if the Participant is a specified employee (as defined in Section 409A of the Code) and a payment is required upon separation from service (as defined in Section 409A of the Code), then such payment shall be made on the first day of the seventh month following separation from service.

18.	EFFECTIVE DATE OF THIS PLAN.

The Plan shall become effective as determined by the Board, but no Award shall be effective unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months after the date the Plan is adopted by the Board.

19.	GOVERNING LAW.

This Plan shall be governed by the laws of the State of Indiana, without regard to conflict of laws principles thereof.

20.	SPECIAL PROVISIONS APPLICABLE TO COVERED EMPLOYEES.

To the extent the Board desires for an Award to a Covered Employee to be qualified performance based compensation, then such Award shall be governed by the conditions of this Section in addition to the requirements of Sections 4 through 7 above. Should conditions set forth under this Section conflict with the requirements of Sections 4 through 7 above, the conditions of this Section shall prevail.
(a)	All Awards to Covered Employees shall be granted by a committee of the Board, which for purposes of this Section shall be comprised solely of two or more outside directors, as defined in Section 162(m) of the Code and the regulations promulgated thereunder (the “Committee”) within the period permitted under Section 162(m) of the Code. All Performance Criteria relating to Covered Employees for a relevant Restricted Period or Performance Period shall be established by the Committee in writing prior to the beginning of the Restricted Period or Performance Period, or by such other later date for the Restricted Period or Performance Period as may be permitted under Section 162(m) of the Code.

(b)	The Performance Criteria must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder.

(c)	The Performance Criteria shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(d)	The Award and payment of any Award under this Plan to a Covered Employee with respect to a relevant Restricted Period or Performance Period shall be contingent upon the attainment of the performance goals underlying the Performance Criteria that are applicable to such Award. The Committee shall certify in writing prior to payment of any such Award that such applicable performance goals underlying the

Performance Criteria have been satisfied. Resolutions adopted by the Committee may be used for this purpose.

(e)	The maximum number of Restricted Share Units that may be granted to any Covered Employee during any calendar year shall be 250,000 shares of Common Stock. The maximum number of Performance Units that may be granted to a Covered Employee during any calendar year shall not exceed $1 million. The maximum number of Option Rights that may be granted to a Covered Employee during any calendar year shall not exceed 250,000 shares of Common Stock. The maximum number of Tandem Appreciation Rights and Free-Standing Appreciation Rights granted to a Covered Employee in any calendar year shall not exceed 250,000 shares of Common Stock. The maximum aggregate amount payable in respect of all other Awards granted to a Covered Employee during any calendar year cannot exceed $1 million.

(f)	Notwithstanding anything contained in this Plan to the contrary, the Company shall delay payment to any Participant if the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be eliminated by the application of Section 162(m) of the Code. The Award subject of the delayed payment shall be automatically transferred to the Company’s non-qualified deferred compensation plan. All or any part of the delayed payment shall made at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by Section 162(m) of the Code or the calendar year in which the Participant separates from service. This section shall be interpreted and implemented in accordance with Section 409A of the Code and the regulations promulgated thereunder and may be amended by the Committee in the Committee’s sole discretion to ensure such compliance.

(g)	All Awards under this Plan to Covered Employees or to other Participants who may become Covered Employees at a relevant future date shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Section which is to avoid the loss of deductions by the Company under Section 162(m) of the Code.